Exhibit 10.9
THE DIAMOND OFFSHORE DRILLING, INC.
INCENTIVE COMPENSATION PLAN FOR EXECUTIVE OFFICERS
(Amended and Restated as of December 18, 2009)
1. PURPOSE OF THE PLAN
     The purpose of The Diamond Offshore Drilling, Inc. Incentive Compensation Plan for Executive Officers (the “Plan”) is to provide a means of rewarding certain executive officers of Diamond Offshore Drilling, Inc. (the “Corporation”) who have contributed to the profitability of the Corporation in a manner which permits such compensation to be deductible by the Corporation for federal income tax purposes.
2. ADMINISTRATION OF THE PLAN
     The administration of this Plan shall be vested in the Incentive Compensation Committee of the Board of Directors of the Corporation, or such other committee of the Board of Directors which shall succeed to the functions and responsibilities of such committee in relation to this Plan (the “Committee”), which shall make all determinations necessary under this Plan. All members of the Committee shall qualify as “outside directors” (as the term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, as they may from time to time be in effect (the “Regulations”)). No member of the Committee shall be entitled to participate in this Plan.
3. PARTICIPATION IN THE PLAN
     Executive officers of the Corporation shall be eligible to participate in this Plan. Within the period specified in the Regulations within which a performance goal is required to be established to qualify as a pre-established performance goal (the “Designation Period”), the Committee may designate one or more such executive officers of the Corporation (each, a “Participant”) who shall participate in this Plan for the Performance Period or the Multiple Award Period (as those terms are defined in Section 6 below).
4. PERFORMANCE GOALS
     (a) Performance Awards Generally. The Committee is authorized to grant performance awards on the terms and conditions specified in this Section 4. Performance awards shall be payable in cash. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, except as limited under this Section 4. All performance awards are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code and the Regulations thereunder, and the grant and settlement of such performance awards shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 4.

     (b) Objective Performance Goals. Prior to the end of the Designation Period, the Committee shall establish written, objective performance goals for a Performance Period (the “Goals”). In the event of a Multiple Award Period, the Goals shall be established prior to the end of the Designation Period for the first Performance Period in the Multiple Award Period. The Goals shall be stated as specific amounts of, or specific changes in, one or more of the financial measures described in Section 4(c). The Goals need not be the same for different Performance Periods. The aggregate amount of the performance awards determined based on the Goals for a given award period (the “Performance-Based Amount”) shall be allocated to the Participants in accordance with Section 5 hereof.
     (c) Financial Measures. The Committee shall use any one or more of the following financial measures to establish the Goals under Section 4(b): EBITDA, revenues, earnings, including operating earnings, earnings per share, including operating earnings per share, stockholders’ equity, return on equity, assets, return on assets, capital, return on capital, book value, operating margins, cash flow, stockholder return, expenses, expense ratios, loss ratios, debt-to-capital ratio or market share. The Committee may specify any reasonable definition of the financial measures it uses.
     (d) Written Determinations. The Committee shall record in writing, in a manner conforming to applicable Regulations under Section 162(m) of the Code, prior to settlement of each such award granted to a Participant, that the Goals relating to the performance award and other material terms of the award upon which settlement of the award was conditioned have been satisfied.
5. AWARDS TO PARTICIPANTS
     Prior to the end of the Designation Period for a Performance Period, the Committee shall allocate in writing, on behalf of each Participant, (a) the amount available for performance awards to such Participant, on the basis of the Goals for such Performance Period, pursuant to a formula determined by the Committee subject to and in accordance with Section 4 and this Section 5 or (b) a percentage of Performance-Based Amount on which such Participant’s award will be based and, in each case, the Committee may, in its discretion, determine to reserve the discretion (“Negative Discretion”) to reduce the amount payable to the Participant below the designated portion of Performance-Based Amount. In the event of a Multiple Award Period, prior to the end of the first Designation Period for all included Performance Periods the Committee shall allocate in writing, on behalf of each Participant, a portion of Performance-Based Amount (which shall be determined as provided in clause (a) or (b) above in this Section 5) for each of the Performance Periods in the Multiple Award Period or, in the alternative, an aggregate formula for the later Performance Periods in the Multiple Award Period based on the total of assigned portions of Performance-Based Amount for the then current and the prior Performance Periods included in the Multiple Award Period. In no event shall the sum of the portions of Performance-Based Amount allocated to Participants exceed the Performance Based Amount determined in Section 4 for any Performance Period, nor shall any exercise of Negative Discretion with respect to one Participant increase the amount payable to any other Participant. In no event shall overlapping Performance Periods or Multiple Award Periods be established for a Participant. The Committee shall set a maximum amount payable for each

Participant for each Performance Period, which shall not exceed $1,000,000 per year or a pro rata portion thereof for Performance Periods which are greater or less than one year.
6. PERFORMANCE PERIOD
     The term “Performance Period” means a period established by the Committee during which performance will be measured for purposes of determining the extent to which one or more Participants will receive awards under this Plan. Generally, a Performance Period shall be the twelve-month period commencing January 1 of a calendar year and ending on December 31 of such calendar year. In addition, the Committee may establish Performance Periods beginning and/or ending on other dates (including without limitation Performance Periods of less or more than one calendar year). Furthermore, the Committee may designate Participants for future Performance Period awards (a “Multiple Award Period”).
7. CERTIFICATION OF PERFORMANCE AWARDS UNDER THE PLAN
     Following the completion of each Performance Period, the Committee shall certify in writing (i) the Performance-Based Amount, if any, for such Performance Period and (ii) the performance awards that are consequently payable to the Participants according to the pre-established formulae.
8. PAYMENT AND DEFERRAL OF PAYMENT OF AWARDS
     (a) Except as otherwise provided in this Section 8, performance awards for each Performance Period shall be paid to Participants upon such terms as the Committee determines to be appropriate, including, without limitation, deferral of all or a portion of the performance award, subject to applicable provisions of the Code and the Regulations (and any applicable Internal Revenue Service (“IRS”) guidance thereunder). All portions of performance awards that are not deferred shall be paid as soon as administratively feasible after the Initial Payout Date (as defined below). In the event payment of any portion of performance awards is deferred the deferred portion of the performance award shall bear “interest” at a rate per annum equal to the Treasury rate in effect on the January 31 immediately preceding the Initial Payout Date for the performance award being deferred. The applicable Treasury rate shall be the rate for Treasury bills, bonds or notes with a term closest to the midpoint of the deferral term of the performance award. For instance, if a portion of a performance award is deferred for 60 months that portion of the performance award will bear “interest” at the Treasury rate closest to 30 months. “Interest” shall be payable with each deferred payment of performance awards and shall be calculated on the balance outstanding since the immediately preceding payment of a portion of the performance awards.
     (b) No deferral of the payment of all or any portion of a performance award shall be permitted if and to the extent such deferral would cause such payment, or any portion thereof, to be treated as “deferred compensation” taxable under Section 409A(a)(1) of the Code or the Regulations or other IRS guidance thereunder.

     (c) Except as provided in subsection (d), (e) or (f) of this Section 8 or Section 9, if a Participant’s employment with the Corporation or any of its subsidiaries is terminated voluntarily by the Participant or is Terminated for Cause, such termination shall cause the Participant to forfeit any and all amounts remaining to be paid to such Participant under the Plan, including, but not limited to, any performance award as to which the Initial Payout Date has not been attained prior to the termination.
     (d) In the event a Participant’s employment with the Corporation or any of its subsidiaries terminates by reason of his or her death, Retirement (as defined below), or Disability (as defined below), the Corporation shall pay to such Participant (or to such Participant’s estate) the full amount of his or her unpaid performance awards. Such payment shall be made as soon as administratively feasible following the date of such Participant’s termination, except that, in the case of any performance award as to which the Initial Payout Date has not been attained prior to the date of termination, such payment shall be made on the Initial Payout Date, or as soon as administratively feasible thereafter.
     (e) Unless a Participant’s employment with the Corporation or any of its subsidiaries is terminated voluntarily by the Participant or is Terminated for Cause, the Corporation shall pay to such Participant the full amount of his or her unpaid performance awards. Subject to Section 8(b), such payment shall be made as soon as administratively feasible following the date of such Participant’s termination, except that, in the case of any performance award as to which the Initial Payout Date has not been attained prior to the date of termination, such payment shall be made on the Initial Payout Date, or as soon as administratively feasible thereafter.
     (f) Regardless of how a Participant’s employment with the Corporation or any of its subsidiaries terminates, the Committee, in its sole discretion, may elect to have the Corporation pay to such Participant all or any part of his or her unpaid performance awards. Subject to Section 8(b), such payment shall be made as soon as administratively feasible following the Committee’s determination, except that, in the case of any performance award as to which the Initial Payout Date has not been attained prior to the date of such determination, such payment shall be made on the Initial Payout Date, or as soon as administratively feasible thereafter.
     (g) Any amounts forfeited by any Participant under the Plan shall not be restored to the Performance-Based Amount or paid to another Participant as a performance award. Furthermore, at all times each Performance-Based Amount remains the property of the Corporation until such amounts are allocated as performance awards and paid to Participants pursuant to the terms of the Plan.
     (h) Performance awards to Participants will be treated for tax purposes the same as amounts paid to such Participant as salary in the year in which such performance award is actually paid.
     (i) For purposes of this Section 8 and Section 9, the following capitalized terms shall have the following meanings:

          (i) Disability. “Disability” means the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, as provided in Section 409A(a)(2)(C) of the Code and the Regulations (and any applicable IRS guidance thereunder), including Prop. Treas. Reg. § 1.409A-3(g)(4). For purposes of this Section 8 and Section 9, a Participant will be deemed disabled if such Participant is determined to be totally disabled by the Social Security Administration. Moreover, a Participant will be deemed disabled if such Participant is determined to be disabled in accordance with a disability insurance program of the Company, provided that the definition of disability applied under such disability insurance program complies with the requirements of the Regulations (and any applicable IRS guidance thereunder), including Prop. Treas. Reg. § 1.409A-3(g)(4).
          (ii) Initial Payout Date. The Payout Date immediately following a Performance Period.
          (iii) Payout Date. A date selected by the Committee.
          (iv) Retirement. Termination of employment with the Corporation or any of its subsidiaries by a Participant on or after reaching age 60, unless the Participant’s employment is Terminated for Cause.
          (v) Terminated for Cause. The term “Cause” shall have the meaning set forth in the employment or engagement agreement between a Participant and the Company or any Subsidiary thereof, if such an agreement exists and contains a definition of Cause; otherwise Cause shall mean (1) conviction of the Participant for committing a felony under Federal law or the law of the state in which such action occurred, (2) dishonesty in the course of fulfilling a Participant’s employment, engagement or directorial duties, (3) willful and deliberate failure on the part of a Participant to perform the Participant’s employment, engagement or directorial duties in any material respect or (4) such other events as shall be determined in good faith by the Board. The Board shall, unless otherwise provided elsewhere or in an employment agreement with the Participant, have the sole discretion to determine whether Cause exists, and its determination shall be final.
9. SEPARATION FROM THE CORPORATION AND ITS SUBSIDIARIES
     (a) Participants who cease to be employed by the Corporation or its subsidiaries prior to the end of a Performance Period, other than due to Retirement (as defined in Section 8), death or Disability (as defined in Section 8), shall not be eligible to receive a performance award for the Performance Period in which such termination of employment occurs; provided, that the Committee may, in its sole discretion, determine that such a Participant shall receive a performance award which is prorated to the date of cessation of employment but based upon the Performance-Based Amount for the entire Performance Period.
     (b) Participants who cease to be employed by the Corporation or its subsidiaries prior to the end of a Performance Period due to Retirement (as defined in Section 8), death or

Disability (as defined in Section 8) shall receive a performance award which is prorated to the date of cessation of employment but based upon the Performance-Based Amount for the entire Performance Period.
     (c) Any Participant may designate in writing the beneficiary of the unpaid amount of a performance award (including the amount of any performance award which was previously deferred) in case of death and if no designation has been made, or if any such designation shall become ineffective, any such unpaid amount will be paid to the Participant’s estate. Such designation shall be effective upon receipt thereof by the Corporation. Any such designation may be revoked in writing by a Participant at any time without the consent of any such beneficiary.
10. AMENDMENTS
     The Committee may amend this Plan at any time, provided that such changes may be made consistent with the provisions of Section 162(m) of the Code and the Regulations without adversely affecting the ability of the Corporation to deduct the compensation which may be paid pursuant to this Plan for federal income tax purposes. The Committee may also amend this Plan as it deems necessary or appropriate to comply with any applicable provisions of the Code or the Regulations (and any applicable IRS guidance thereunder) in relation to the ability to defer award payments in a manner that will avoid the application of Section 409A(a)(1) of the Code to such payments. If the Code or the Regulations would require stockholder approval of such amendment in order for payments under this Plan to be deductible, then no such amendment shall be effective without such approval.
11. TERMINATION
     The Board of Directors of the Corporation may terminate this Plan at any time. No termination of this Plan shall adversely affect the right of any person to receive any award for a Performance Period or Periods for which such person had been designated under Section 3 of this Plan, or amounts previously awarded to such person but deferred in accordance with Section 8 of this Plan plus any interest thereon.
12. MISCELLANEOUS
     (a) Nothing contained in this Plan shall be construed as giving any executive officer of the Corporation the right to participate in this Plan or to continued employment or any interest in any asset of the Corporation or any of its subsidiaries, nor to prevent the Corporation or any of its subsidiaries or affiliates from taking any action which it deems to be appropriate or in its best interests, whether or not such action would have an adverse effect on this Plan or the amounts payable hereunder.
     (b) This Plan shall be unfunded and the Corporation shall not be required to establish any segregation of assets to assure payment of any awards made hereunder.

     (c) A Participant may not sell, transfer or assign any right or interest in this Plan except as provided in Section 9(c) hereof and any attempted sale, transfer or assignment shall be null and void.
     (d) This Plan shall be governed by and construed in accordance with the laws of the State of New York and the applicable provisions of the Code and the Regulations.
13. EFFECTIVE DATE
     This Plan, as amended, shall be effective as of December 18, 2009 and shall remain in effect until terminated in accordance with Section 11 hereof.